Exhibit 10.2

October 15, 2018

Scott Haralson
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Dear Scott,

On behalf of Spirit Airlines, Inc. (“Spirit” or the “Company”), I would like to take this opportunity to confirm the terms of our offer of promotion to the Senior Vice President level. We are enthusiastic about your new position on the Spirit Team!

1.	Your title will be Senior Vice President & Chief Financial Officer, and you will report directly to Ted Christie, President.

2.
Your annualized base salary will be $325,000, which results in a semi-monthly payroll amount of $13,541.67 (gross – subject to withholdings for taxes and appropriate deductions). Your base salary will be subject to annual review in accordance with the Company’s executive compensation program and practices and your next annual review will be February 1, 2020.

3.	You will be eligible to participate in the Company’s Short-Term Incentive Plan (STI) for Officers at the Senior Vice President (SVP) level beginning October 16th, 2018.

a.
Your STI target will change to 70% of base salary earnings effective October 16th, 2018 paid during the 2018 STI plan year. From January 1st, 2018 thru October 15th, 2018 your STI target will remain at the Vice President level at 50% of base salary earnings over the period stated. Your actual STI payment can range from 0% to 200% of target depending on (i) the Company’s safety performance during the year, (ii) the Company’s performance under applicable financial and operational metrics and (iii) to the extent applicable, our Compensation Committee’s assessment of your individual performance. STI bonuses earned for any year are usually paid during the first calendar quarter of the following year. In no event will you be entitled to receive an STI payment for any year unless your employment with the Company continues through the date of payment except for termination due to death or permanent disability. Any STI plan payment is subject to the terms approved by the Compensation Committee of the Board.

4.
Subject to approval by our Compensation Committee, you will be granted an initial off-cycle equity-based incentive award (the “Off-Cycle LTI Award”) having a grant face value of $50,000 (based on the average closing price of Spirit common stock for the 5 trading days prior to the date of grant). The Off-Cycle LTI Award will be subject to the terms and conditions of the Company’s 2015 Incentive Award Plan, as amended from time to time (“Incentive Award Plan”). The Off-Cycle LTI Award will be in the form of Restricted Stock Units, vesting over a four-year period as follows; 50% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and the remaining 25% on the fourth anniversary of the grant date. Should your employment with the Company terminate for any reason (other than death or permanent disability) prior to the fourth anniversary of the grant date, the unvested portion of the Off-Cycle LTI Award would automatically terminate and forfeit at that time. It is

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Exhibit 10.2

contemplated that the grant of the Off-Cycle LTI Award would be approved by our Compensation Committee at its first meeting following your promotion date or by written consent prior to this meeting.

5.
Commencing in 2019, during your employment with the Company, you will be eligible to be granted annual long-term incentive equity awards (“Annual LTI Awards”) under the Incentive Award Plan. Your eligibility to receive an Annual LTI Award in any year will be on the basis, terms and conditions determined by the Compensation Committee in its discretion. It is contemplated that the 2019 Annual LTI Awards at the SVP level will have a grant date target range value of $225,000 to $675,000 and will be split 40/60 between Restricted Stock Units, vesting 25% annually over four years, and Performance Share Units, to be settled in shares of Company common stock after a three-year measurement period. Your Annual LTI Awards will be granted at the same time Annual LTI Awards are granted to other senior executive officers. Should your employment with the Company terminate for any reason (other than death or permanent disability) prior to the vesting date of any Annual LTI Award granted to you, the unvested portion of such Annual LTI Award will automatically terminate and forfeit at that time. The 2019 LTI award plan design is contingent upon approval by the Compensation Committee of the Board.

6.
The Company may withhold from any compensation, reimbursements and benefits payable to you all taxes as required by law and well as other standard or customary withholdings and deductions. You also agree that target incentives do not constitute a promise of payment.

7.
Under the Company’s current vacation pay policy, on your promotion date, you will continue to accrue vacation at a semi-monthly rate of 5.00 hours per pay period. If you worked an entire year, you would be eligible to accrue a maximum of three weeks. Of course, the Company may change or discontinue the policy at any time. All other welfare and 401K benefits will also remain the same as with your current employment.

8.
As an officer of the Company, you will continue to be eligible for participation in the Spirit Airlines, Inc. 2017 Executive Severance Plan (as may be amended from time to time). In addition, as an officer of the Company, you will be covered by the Company's director and officer liability insurance policy, which may be changed or discontinued by the Company at any time.

9.
Please note and understand that, consistent with Company practice, your employment with the Company constitutes “at will” employment and is not intended to be for a specified period. As a result, your employment with the Company may be terminated by you or the Company at any time, with or without cause and with or without advance notice.

10.
As an employee of the Company, you will be expected and required to abide by the Company’s policies and procedures, including (but not limited to) the Company’s Code of Business Conduct and Ethics and Insider Trading Compliance Program. You also agree to comply with the covenants set forth in Annex A hereto, which is an integral part of this letter agreement.

11.	This offer is contingent upon you signing and returning this letter to us no later than Tuesday, October 16th, 2018.

12.
You agree and warrant that in performing services for the Company, you will not use or disclose any confidential information of any prior employer or other person or entity. You further warrant and represent that you are able to fully and effectively perform your job functions for the Company without resort to, or reliance on, any such confidential information of any prior employer or other person or entity. You further warrant and represent that your acceptance of this promotion and your employment with the Company will not breach or violate any agreement you have with any third party. You further warrant and represent that all information previously provided to the Company or its agents with regard to your background is true and correct.

13.	You recognize that you will be subject to Spirit’s stock ownership guidelines and “clawback” policies as in effect from time to time.

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Exhibit 10.2

As a confirmation of your agreement and acceptance of this promotion offer, please sign and date below, and return this original offer letter to 2800 Executive Way, Miramar, Florida, 33025, attention Laurie Villa, SVP & CHRO.

Should you have any questions, please do not hesitate to let us know. We look forward to announcing your promotion and let me be the first to congratulate you on your promotion to SVP & CFO of Spirit Airlines.

Sincerely,

/s/ Ted Christie
Ted Christie
President
Spirit Airlines, Inc.

Agreed & Accepted:

/s/ Scott Haralson
Scott Haralson            Date: 10/15/18

Attachment: Annex A

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Exhibit 10.2

ANNEX A

Non-Solicitation. During Employee’s employment and for a period of one (1) year immediately following the termination thereof, regardless of the reason, timing or party who initiates termination of employment, Employee promises and agrees not to, directly or indirectly, either for Employee, or on behalf of or in coordination with, any other Person, solicit or hire any employee or former employee of Spirit or otherwise induce any employee of Spirit to terminate his or her employment.

Non-disparagement. Employee agrees and covenants that Employee will not at any time make, publish or communicate to any Person or in any public forum any defamatory or disparaging remarks, comments or statements concerning Spirit or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, or make any maliciously false statements about Spirit’s employees and officers.

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